Exhibit 1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33- 46810) pertaining to the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico of our report dated June 14, 2002, with respect to the financial statements of the Phillips-Van Heusen Corporation Associates Investment Plan for Associates who are residents of the Commonwealth of Puerto Rico included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

New York, New York

June 25, 2002